Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of GeoResources, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of GeoResources, Inc. on Forms S-1 initially filed on Forms S-3 and amended on Forms S-1 by post-effective amendments (File No. 333-144831, effective August 13, 2007; File No. 333-152041, effective July 10, 2008; and File No. 333-155681, effective February 5, 2009) and on Forms S-8 (File No. 333-145221, effective August 8, 2007 and File No. 333-149216, effective February 13, 2008).

/s/ Grant Thornton LLP

Houston, Texas

March 12, 2010